EXHIBIT 10.4

PARENT GUARANTY

                THIS GUARANTY (“Guaranty”), effective as of July 22, 2022, is made by CURE Pharmaceutical Holding Corp., a Delaware corporation (“Guarantor”), to and for the benefit of TF Tech Ventures, Inc., a Delaware corporation (“Buyer”) and other Buyer Indemnitees (together with Buyer, “Beneficiaries”, and each of them, a “Beneficiary”) (each of Guarantor and Beneficiaries, a “Party” and collectively, the “Parties”). Capitalized terms not otherwise defined herein shall have the meaning given such terms in the Purchase Agreement (as such term is defined below).

W I T N E S S E T H:

                WHEREAS, Buyer and CURE Pharmaceutical Corporation, a California corporation (“Seller”), entered into that certain Asset Purchase Agreement on July 22, 2022 (as such agreement may be amended, modified or supplemented from time to time, the “Purchase Agreement”) pursuant to which Buyer is purchasing certain assets of Seller;

                WHEREAS, Seller is a wholly owned subsidiary of Guarantor.

                NOW THEREFORE, for valuable consideration and as an inducement to Buyer to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants with Buyer Indemnitees as follows:

1. Guaranty. Subject to the provisions hereof, Guarantor hereby irrevocably and unconditionally guarantees to each of the Beneficiaries the full and timely payment (and not merely collection) when due of all amounts payable by Seller under the Purchase Agreement (such obligations of Seller, collectively, the “Obligations”).

2. Covenant of Guarantor. This is a continuing guarantee of payment and not of collection. Guarantor covenants with Beneficiaries that if at any time Seller should default in the payment when due, or should commit a breach of any of the Obligations, Guarantor shall, promptly upon written notice by any Beneficiary, pay in Seller’s stead, or cause the payment of, such Obligations.

3. Payments. Any payments owed by Guarantor to any Beneficiary shall be made in United States Dollars via wire transfer to an account designated in writing by such Beneficiary in immediately available funds, and shall be paid within five (5) Business Days after receipt by Guarantor from such Beneficiary of written demand for such payment. A single written demand shall be effective as to any default of Seller under the Purchase Agreement during the continuance of such default.

4. Guaranty Absolute. The obligations of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional, and shall remain in full force and effect until such time as set forth in Section 10 hereof, and until such time, the obligations of Guarantor shall not be affected, modified or impaired or prejudiced (x) by any other security now or hereafter held by any Beneficiary as security for the Obligations; or (y) upon the happening from time to time of any one or more of the following whether or not with notice to or consent of Seller (except to the extent that Seller’s consent may be required to effectuate a modification of the Purchase Agreement) or Guarantor:

(a) the compromise, settlement, release, change, modification, or termination of any of the Obligations;

(b) the waiver by any Beneficiary of the payment of any of the Obligations;

(c) the extension of time for payment of any amounts due or of the time for payment of any of the Obligations;

(d) the modification or amendment (whether material or otherwise) of any of the Obligations;

(e) the failure, omission, delay or lack on the part of any Beneficiary to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Purchase Agreement or this Guaranty;

(f) the fact that Guarantor may at any time in the future dispose of all or any part of its interest in Seller, or otherwise alter its investment in Seller in any manner;

(g) the voluntary or involuntary bankruptcy, insolvency, winding up, dissolution, liquidation, administration, reorganization or other similar or dissimilar failure or financial disability of Seller or Guarantor or any legal limitation, disability, incapacity or other circumstances relating to Seller or Guarantor;

(h) the addition, substitution or partial or entire release of any guarantor, maker or other party (including Seller) primarily or secondarily liable or responsible for the payment of any of the Obligations or by any extension, waiver, amendment or thing whatsoever which may release a guarantor (other than payment of Obligations in accordance with the terms and conditions hereunder);

(i) the invalidity, nonbinding effect or unenforceability (other than as a result of any breach by any Beneficiary of any of its obligations under the Purchase Agreement) of (x) any of the Obligations or (y) the Purchase Agreement in its entirety; or

(j) the taking, variation, renewal, addition, substitution, subordination, or partial or entire release of any security for the payment of any of the Obligations or the enforcement or neglect to perfect or enforce any such security.

5. Waiver of Subrogation. Guarantor irrevocably and absolutely waives any and all right of subrogation, contribution, indemnification, reimbursement or similar rights against Seller with respect to this Guaranty until the payment or satisfaction of the Obligations indefeasibly in full, it being the intention of the Parties that Guarantor shall not be deemed to be a “creditor” (as defined in Section 101 of the U.S. Bankruptcy Code (the “Bankruptcy Code”) or any other applicable law) of Seller by reason of the existence of this Guaranty in the event that Seller becomes a debtor in any proceeding under the U.S. Bankruptcy Code or any other applicable law. In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty by any payment made hereunder or otherwise.

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6. Continuing Guaranty. This Guaranty is a continuing guarantee, and shall apply to all Obligations whenever arising. Each and every default or failure by Seller in making a payment set forth in the Purchase Agreement shall give rise to a separate liability of Seller to Beneficiaries and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises. Each Beneficiary shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment and to proceed against Guarantor for the recovery of the total of any and all amounts then due to such Beneficiary pursuant to this Guaranty as and when the same are due under the terms hereof, or to proceed from time to time against Guarantor for such portion of any and all such amounts as such Beneficiary may determine.

7. Bankruptcy.

(a) The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the winding up, dissolution, administration, bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement or similar proceeding of Seller, or by any defense which Seller may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Should the Purchase Agreement be disaffirmed by a trustee in bankruptcy for Seller, Guarantor shall, at the option of Beneficiaries, make and enter into a new agreement pursuant to which Guarantor shall pay or cause to be paid the balance of the Obligations.

8. Certain Waivers. Guarantor agrees not to assert or take advantage of:

(a) any right to require any Beneficiary to institute suit against Seller or exhaust any security held by such Beneficiary before proceeding against Guarantor;

(b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of any Beneficiary to file or enforce a claim against the estate (in administration, bankruptcy or any other similar proceeding) of any other person;

(c) demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional obligation or of any action or non-action on the part of Seller or any Beneficiary (other than a breach by such Beneficiary of any of its obligations under the Purchase Agreement);

(d) any defense based upon an election of remedies by any Beneficiary which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Seller for reimbursement, or both;

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(e) any duty on the part of any Beneficiary to disclose to Guarantor any facts such Beneficiary may now or hereafter know about Seller, regardless of whether such Beneficiary has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of Seller and of all circumstances bearing on the risk of non-payment of any Obligations hereby guaranteed;

(f) any defense arising because of any Beneficiary’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code; and

(g) any defense based upon any borrowing or grant of a security interest under Section 364 of the Bankruptcy Code.

Guarantor hereby unconditionally and irrevocably further waives (i) any right to require any Beneficiary to proceed against Guarantor or any other person or any security now or later held by any Beneficiary or to pursue any other remedy whatsoever, including any such right or any other right set forth in California Civil Code Section 2845 or Section 2850; (ii) all rights of subrogation, reimbursement, indemnity, contribution, any other rights that may become available to Guarantor under California Civil Code Sections 2787–2856, inclusive, all rights to enforce any remedy that any Beneficiary may have against Guarantor or any other person, and all rights to participate in any security held by any Beneficiary for the indebtedness secured hereby, including any such right or any other right set forth in California Civil Code Section 1845, Section 2848, or Section 2849, until the indebtedness secured hereby has been performed in full, and any defense based on the impairment of any subrogation rights that Guarantor may have; (iii) any defense to recovery by any Beneficiary of a deficiency after a nonjudicial sale of real or personal property, any defense based on the unavailability to any Beneficiary of recovery of a deficiency judgment after nonjudicial sale of real or personal property, and any defense based on or arising from California Code of Civil Procedure Section 580a, Section 580b, Section 580d, or Section 726 (including any fair value limitations under Section 726 of that Code) or based on or arising from Division 9 or any other applicable division of the California Commercial Code; (iv) any defense based on California Civil Code Section 2809;

Guarantor hereby unconditionally and irrevocably further waives all rights and defenses that Guarantor may have because Guarantor’s obligations and debt are secured by real property. This means, among other things, that (i) any Beneficiary may collect from Guarantor without first foreclosing on any real or personal property collateral pledged by any person; and (ii) if any Beneficiary forecloses on any real property collateral, then (1) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) any Beneficiary may collect from Guarantor even if such Beneficiary, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from any other person. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because the Guaranteed Obligations are secured by real property. These rights and defenses include any rights or defenses based on California Code of Civil Procedure Sections 580a, 580b, 580d, or 726.

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Without limiting the foregoing, (i) Guarantor waives all rights and defenses arising out of an election of remedies by any Beneficiary, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; and (ii) Guarantor hereby unconditionally and irrevocably further waives and relinquishes, and agrees not to assert or take advantage of, all rights, defenses or benefits arising directly or indirectly under 2899 and 3433 of the California Civil Code, and all other rights and remedies of sureties or guarantors under California law.

9. Representations and Warranties. Guarantor represents and warrants to Beneficiaries that, as of the date of this Guaranty:

(a) the execution and delivery of this Guaranty and its performance have been duly authorized by all necessary corporate action on the part of Guarantor;

(b) this Guaranty is the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles;

(c) the execution, delivery and performance of this Guaranty will not violate any material law or any material provision of any security issued by the Guarantor or of any material agreement to which the Guarantor is a party or by which it or any of its property is bound, and do not require any license, consent or approval of any governmental authority; and

(d) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to Guarantor’s knowledge, threatened against the Guarantor which, if adversely determined, would be reasonably likely to affect, impair or diminish the validity or enforceability of this Guaranty.

10. Termination; Reinstatement of Guaranty.

(a) Subject to the provisions of Section 10(b) and to the proviso set forth in this Section 10(a), this Guaranty shall terminate upon the indefeasible payment in full of the Obligations.

(b) Notwithstanding the provisions of Section 10(a), this Guaranty shall be reinstated if at any time following the termination of this Guaranty under Section 10(a), any payment prior to such termination by Guarantor or Seller under this Guaranty or the Purchase Agreement or pursuant hereto or thereto is rescinded or must otherwise be returned by any Beneficiary upon the insolvency, bankruptcy, reorganization, dissolution, liquidation, or similar occurrence of Seller or Guarantor all as though such payment had not been made. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this Section10.

11. Benefit of Guaranty. This Guaranty shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns; provided, that neither Party may make any assignment of this Guaranty unless it has obtained the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld or delayed), except that Buyer may assign this Guaranty, without consent of Guarantor, to any person to whom Buyer has rightfully assigned the Purchase Agreement pursuant to the terms thereof. Any attempted assignment in violation of this Section 11 shall be null and void ab initio.

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12. Notices. All notices or other communications under or respecting this Guaranty shall be in writing and shall be served by (i) personal delivery, (ii) mailing copies thereof by registered or certified United States mail, postage prepaid, (iii) nationally recognized courier service, or (iv) electronic mail, followed by confirmation in one of the other accepted methods in parts (i), (ii), or (iii) of this sentence, and shall be addressed as follows:

If to Guarantor:	CURE Pharmaceutical Holding Corp. 5805 Sepulveda Blvd., #801 Van Nuys, CA 91411
with a copy to:	Stradling Yocca Carlson & Rauth 3075 Townsgate Road, Suite 330 Westlake Village, CA 91361 Email: breinke@stradlinglaw.com Facsimile: (805) 730-6825 Attention: Brent Reinke
If to Buyer:	TF Tech Ventures, Inc. 4000 N. Federal Highway, Suite 216 Boca Raton, FL 33431 E-mail: capreston92@gmail.com Attention: CA Preston, CEO
with a copy to:	K&L Gates LLP 4 Embarcadero Center, Suite 1200 San Francisco, CA 94111 E-mail: alidad.vakili@klgates.com Facsimile: 415-882-8220 Attention: Alidad Vakili or at such other address such Party may from time to time designate in writing. All notices shall be effective upon actual receipt.

13. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Guaranty shall in all respects be interpreted, and construed and governed by and in accordance with, the internal, substantive laws of the State of California without regard to the principles of conflicts of laws thereof that would direct the application of the law of another jurisdiction.

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(b) Any action, suit or proceeding by or between the Parties under or relating to this Guaranty shall be brought exclusively in whichever of the state or federal courts located in the County of Ventura, State of California that has subject matter jurisdiction over the dispute (or, if such courts do not accept jurisdiction, then in any federal or state court in the United States of competent jurisdiction). Each of the Parties hereby (i) waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non conveniens or on any other ground, (ii) irrevocably consents that it is subject to the personal jurisdiction of the state or federal courts located in the County of Ventura, State of California, and (iii) irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by nationally recognized courier service or by mailing copies thereof by registered or certified United States mail, postage prepaid, to Guarantor’s last designated address pursuant to Section 12 with the same effect as if Guarantor were a resident of the State of California and had been lawfully served in such state. Nothing in this Guaranty shall affect the right to service of process in any other manner permitted by law.

(c) EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY.

14. Severability. Any invalid or unenforceable provisions in this Guaranty shall be deemed severed herefrom, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guaranty.

15. Waiver; Amendment. No failure on the part of either Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. This Guaranty may not be amended, supplemented, waived, or modified except by an instrument in writing signed by each Party.

16. Entire Agreement. This Guaranty constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

17. Headings. The headings of this Guaranty are for convenience only, and shall be deemed not to be a part of this Guaranty not to affect the interpretation hereof.

18. Counterparts. This Guaranty may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Guaranty may be delivered by electronic transmission, including as a .pdf file.

[signature page follows]

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as of the date first above written.

CURE Pharmaceutical Holding Corp.

By:	/s/ Robert Davidson
Name: Robert Davidson
Title: CEO

ACCEPTED BY BUYER: Buyer acknowledges and accepts the above Guaranty as of the date first above written.

TF TECH VENTURES, INC.

By:	/s/ C.A. Preston
Name: C.A. Preston
Title: CEO & President

[Parent Guaranty]

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